Exhibit 99.4

November 5, 2021

Qurate Retail, Inc. Announces Key Dates for Special Cash Dividend of $1.25 per Common Share

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) today announced certain key dates, including the ex-dividend date established by Nasdaq, with respect to Qurate Retail’s upcoming special dividend of cash to holders of shares of its Series A and Series B common stock. These dates apply only to Qurate Retail’s special dividend of cash to holders of its Series A and Series B common stock, and not its previously announced regular quarterly cash dividend payable to holders of its 8.0% Series A Cumulative Redeemable Preferred Stock.

Key Dates:

-	November 11, 2021: last day for investors to purchase shares of Qurate Retail common stock in the market and receive the special cash dividend (assuming T+2 settlement)

-	November 12, 2021: ex-dividend date

-	November 15, 2021, 5:00 p.m. New York City time: record date; investors who own Qurate Retail common stock as of this date will receive the special dividend of cash

-	November 22, 2021: payment date for the special cash dividend

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.